Exhibit 5.1

25 March 2004

ebookers plc
25 Farringdon Street
London EC4A 4AB

ebookers plc – Ordinary Shares of 14 pence each

Ladies and Gentlemen,

We have acted for ebookers plc, a company incorporated in England and Wales with registered number 3818962 (the "Company"), as its English legal advisers in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "SEC") of a registration statement on Form F-3 (the "Registration Statement") relating to the registration under the U.S. Securities Act 1933, as amended (the "Act") of up to $200,000,000 of ordinary shares of 14 pence each in the share capital of the Company (the "Ordinary Shares").

For the purposes of this opinion, we have examined and relied upon the following:

1.	a copy of the Company's draft Registration Statement;

2.	a copy of the latest memorandum and articles of association of the Company filed with the Registrar of Companies in England and Wales;

3.	a copy extract of the minutes of a meeting of the board of directors of the Company held on 16 December 2004 approving the filing of the Registration Statement subject to final approval by a committee of the board; and

4.	a copy extract of the minutes of a meeting of the board of directors of the Company held on 18 March 2004 approving an increase in the maximum offering price for Ordinary Shares of $200,000,000 and the form and filing of the Registration Statement.

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the State of Delaware, which laws limit the personal liability of partners.

ebookers plc
25 March 2004

Except as set out above, we have made no further enquiries concerning the Ordinary Shares or the Company or any other matter in connection with the giving of this opinion. We express no opinion as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely without further enquiry on statements made in the documents listed above.

This opinion is given on the basis of the following assumptions:

(a)	the genuineness of all signatures and seals on documents;

(b)	the authenticity and completeness of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as drafts or copies and the authenticity and completeness of all such original documents;

(c)	that for any meeting of the directors (including any committee meeting of the board of directors), minutes of which we have reviewed:

(i)	such meeting was duly convened and constituted;

(ii)	the directors present at the meeting were duly appointed directors of the Company holding office at the date of the relevant meetings;

(iii)	the resolutions passed at the meetings have not been revoked, replaced or amended;

(d)	that no event, circumstance or matter occurs after the date of this opinion which might affect the opinion set out in this letter (including, without limitation, any amendment to the memorandum and articles of association of the Company, any grant or creation of any rights of pre-emption in respect of the Ordinary Shares or any change in law after the date of this letter); and

(e)	the Ordinary Shares will be paid for in full on issue.

Based upon and subject to the foregoing, we are of the opinion that upon completion of the matters referred to in the Schedule (Further Corporate Actions) being satisfied in form and substance satisfactory to us, the Ordinary Shares to which the Registration Statement relates will form part of the authorised share capital by the Company and, when allotted by the board of directors of the Company and issued and paid for, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. However, in giving this consent we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder with respect to any part of the Registration Statement, including the exhibits.

This opinion shall be governed by and construed in accordance with English law and relates only to English law as applied by the English courts as at today's date. We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. We have assumed that no foreign law that may apply to the Ordinary Shares would or might affect any of the conclusions stated in this opinion.

Yours faithfully,

/s/ Shearman & Sterling (London) LLP
SHEARMAN & STERLING (LONDON) LLP

ebookers plc
25 March 2004

SCHEDULE

FURTHER CORPORATE ACTIONS

1.	Board authority

The board of directors of the Company (or a duly appointed committee thereof) having duly, properly and validly resolved to allot the Ordinary Shares in accordance with and subject to the memorandum and articles of association of the Company.

2.	Shareholder authorisation

(a)	The shareholders of the Company having duly and validly resolved in general meeting:

(i)	to create sufficient authorised but unissued share capital of the Company; and

(ii)	to give the directors of the Company sufficient authority pursuant to section 80 of the Companies Act 1985 (as amended) to allot the Ordinary Shares without applying the pre-emption rights set out in section 89 of the Companies Act 1985 (as amended), having regard to existing share authority requirements and commitments.

(b)	Such shareholder resolutions having been duly lodged with the Registrar of Companies in England and Wales.